Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2012 RESULTS
JASPER, IN (August 2, 2012) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $290.1 million and net income of $6.1 million, or $0.16 per Class B diluted share, for the fourth quarter of fiscal year 2012 which ended June 30, 2012.  Net income for the fiscal year 2012 fourth quarter included $0.6 million of after-tax restructuring expense, or $0.02 per Class B diluted share.
Consolidated Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	June 30, 2012	June 30, 2011	Percent Change
Net Sales	$290,108	$282,823	3%
Gross Profit	$58,026	$47,178	23%
Gross Profit %	20.0%	16.7%
Selling and Administrative Expenses	$45,933	$47,961	(4%)
Selling and Administrative Expense %	15.9%	16.9%
Restructuring Expense	$930	$456	104%
Operating Income (Loss)	$11,163	$(1,239)	1,001%
Operating Income (Loss) %	3.8%	(0.4%)
Adjusted Operating Income (Loss) *	$12,093	$(783)	1,644%
Adjusted Operating Income (Loss) % *	4.1%	(0.2%)
Net Income	$6,077	$284	2,040%
Adjusted Net Income *	$6,635	$559	1,087%
Earnings Per Class B Diluted Share	$0.16	$0.01	1,500%
Adjusted Earnings Per Class B Diluted Share *	$0.18	$0.02	800%

*Items indicated represent Non-GAAP measurements. See "Reconciliation of Non-GAAP Financial Measures" below.

•
Consolidated net sales in the fourth quarter of fiscal year 2012 increased 3% from the prior year fourth quarter on increased net sales in both the Furniture segment and the Electronic Manufacturing Services (EMS) segment.

•
Fourth quarter gross profit as a percent of net sales improved 3.3 percentage points from the prior year fourth quarter as a result of improved margins in both the Furniture segment and the EMS segment.

•
Consolidated fourth quarter selling and administrative expenses declined 4% compared to the prior year as lower sales and marketing costs and benefits realized from restructuring activities in the EMS segment were partially offset by increased profit-based incentive compensation costs.

•
Restructuring expense in the fourth quarter of fiscal year 2012 of $0.9 million was related to wrap-up activities associated with the facility consolidation plans within the EMS segment and impairment on an idle manufacturing facility closed as part of a previous restructuring plan.

•
Other Income/Expense for the fourth quarter of fiscal year 2012 was expense of $2.1 million compared to income of $0.1 million in the prior year fourth quarter. During the current year fourth quarter, the Company recorded a $1.2 million pre-tax loss on a minority-interest investment held by the Company.

•	Operating cash flow for the fourth quarter of fiscal year 2012 was a cash inflow of $29.0 million compared to an operating cash inflow of $28.9 million in the fourth quarter of the prior year.

•
The Company's effective tax rate in the fourth quarter of fiscal year 2012 was 33.0% compared to 125.7% in the fourth quarter of the prior year. The prior year effective tax rate was impacted by the mix of income between U.S. and foreign jurisdictions with different tax rates coupled with the relatively low pre-tax loss in the prior year.

•
The Company's cash and cash equivalents increased to $75.2 million at June 30, 2012, compared to $51.4 million at June 30, 2011. A shift in the payment practices of three large EMS segment customers during fiscal year 2012 favorably impacted cash flow by approximately $12.6 million. The Company had no short-term borrowings outstanding at June 30, 2012 or June 30, 2011. Long-term debt including current maturities remains at $0.3 million.

Fiscal year 2012 annual consolidated net sales of $1.1 billion decreased 5.0% from fiscal year 2011 net sales of $1.2 billion. Net income for fiscal year 2012 was $11.6 million, or $0.31 per Class B diluted share, inclusive of $2.1 million, or $0.06 per Class B diluted share, of after-tax restructuring expense. Net income for fiscal year 2011 was $4.9 million, or $0.14 per Class B diluted share, inclusive of $0.6 million, or $0.01 per Class B diluted share, of after-tax restructuring expense. Operating cash flow for fiscal year 2012 was $59.0 million compared to $21.3 million in the prior fiscal year.

James C. Thyen, Chief Executive Officer and President, stated, "Both the Furniture segment and the EMS segment delivered solid financial performance during the fourth quarter to end fiscal year 2012 with good momentum. While we continue to see mixed demand in our top line revenue, the gross margin improvement in both segments coupled with the reduction in consolidated selling and administrative expenses during the quarter was very encouraging. Our focused efforts on effectively managing working capital throughout the year were also successful as highlighted by our strong operating cash flow in fiscal year 2012."

Mr. Thyen concluded, "We are optimistic going into fiscal year 2013 and are well positioned to continue the momentum gained this past quarter. However, we do remain cautious given the delicate state of the global macroeconomic environment caused by the European debt crisis, uncertainty with the upcoming U.S. elections and the uncertainty surrounding the potential federal fiscal cliff of pending tax increases and spending cuts at the end of the year."

Electronic Manufacturing Services Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	June 30, 2012	June 30, 2011	Percent Change
Net Sales	$164,852	$163,128	1%
Operating Income	$5,925	$630	840%
Operating Income %	3.6%	0.4%
Adjusted Operating Income *	$6,263	$1,061	490%
Adjusted Operating Income % *	3.8%	0.7%
Net Income	$4,057	$1,273	219%
Adjusted Net Income *	$4,259	$1,533	178%

*Items indicated represent Non-GAAP measurements. See "Reconciliation of Non-GAAP Financial Measures" below.

•
Fiscal year 2012 fourth quarter net sales in the EMS segment increased 1% compared to the fourth quarter of the prior year as increased net sales to customers in the automotive and industrial markets more than offset a decline in net sales to customers in the medical industry. The comparison to prior year for the automotive industry was aided by the unfavorable impact that the Japan earthquake had on sales to automotive customers in the fourth quarter of last year. The decline in net sales to the medical industry primarily resulted from the previously announced expiration of a contract with one large customer late in fiscal year 2011 which accounted for a $10.5 million reduction in net sales in the current year fourth quarter compared to the fourth quarter of the prior year. Excluding sales to this customer, current year fourth quarter net sales in the EMS segment increased 8% compared to the prior year.

•
Gross profit as a percent of net sales in the EMS segment for the fourth quarter of fiscal year 2012 improved 2.0 percentage points when compared to the fourth quarter of the prior year primarily related to benefits realized related to restructuring activities in which two facilities were closed during the second quarter of fiscal year 2012, increased labor efficiencies at select facilities, and a sales mix shift to higher margin product.

•
Selling and administrative costs in this segment declined 12% in the fiscal year 2012 fourth quarter when compared to the prior year as benefits realized from the restructuring activities were partially offset by increased profit-based incentive compensation costs. As a percent of net sales, selling and administrative costs declined 1.1 percentage points.

Furniture Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	June 30, 2012	June 30, 2011	Percent Change
Net Sales	$125,256	$119,695	5%
Operating Income (Loss)	$5,844	$(1,473)	497%
Operating Income (Loss) %	4.7%	(1.2%)
Net Income (Loss)	$3,186	$(906)	452%

•
Fiscal year 2012 fourth quarter net sales in the Furniture segment increased 5% compared to the prior year on increased net sales of hospitality furniture. Net sales of office furniture products in the fourth quarter were flat with the prior year.

•
Gross profit as a percent of net sales improved 4.7 percentage points in the Furniture segment in the fourth quarter of fiscal year 2012 when compared to the prior year as earnings were favorably impacted by a reduction in the LIFO inventory reserve and benefits realized from price increases.

•
Selling and administrative costs in the Furniture segment for the fourth quarter of fiscal year 2012 remained flat compared to the prior year as lower sales and marketing costs were offset by higher profit-based incentive compensation costs. As a percent of net sales, fiscal year 2012 fourth quarter selling and administrative expenses improved 1.3 percentage points compared to the prior year on the leverage from the increase in revenue.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The non-GAAP financial measures on a consolidated basis used within this release include 1) net sales excluding sales to Bayer AG, 2) operating income (loss) excluding restructuring charges, 3) net income excluding restructuring charges, and 4) earnings per Class B diluted share excluding restructuring charges. The non-GAAP financial measures on a segment basis used within this release include 1) net sales excluding sales to Bayer AG, 2) operating income excluding restructuring charges and 3) net income excluding restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the costs incurred in executing its restructuring plans. Excluding the restructuring charges allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities, and successful execution of restructuring plans. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2011 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	August 2, 2012
Time:	11:00 AM Eastern Time
Dial-In #:	866-730-5763 (International Calls - 857-350-1587)
Pass Code:	Kimball

A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through August 16, 2012.

Replay Dial-In #:	888-286-8010 (International Calls - 617-801-6888)
Replay Pass Code:	12373374

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International, Inc. is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.
Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.
For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.
"We Build Success"

Financial highlights for the fourth quarter and fiscal year ended June 30, 2012 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	June 30, 2012		June 30, 2011
Net Sales	$290,108	100.0%	$282,823	100.0%
Cost of Sales	232,082	80.0%	235,645	83.3%
Gross Profit	58,026	20.0%	47,178	16.7%
Selling and Administrative Expenses	45,933	15.9%	47,961	16.9%
Restructuring Expense	930	0.3%	456	0.2%
Operating Income (Loss)	11,163	3.8%	(1,239)	(0.4%)
Other Income (Expense), net	(2,095)	(0.7%)	133	0.0%
Income (Loss) Before Taxes on Income	9,068	3.1%	(1,106)	(0.4%)
Provision (Benefit) for Income Taxes	2,991	1.0%	(1,390)	(0.5%)
Net Income	$6,077	2.1%	$284	0.1%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.16		$0.00
Class B	$0.16		$0.01
Diluted Earnings Per Share:
Class A	$0.16		$0.00
Class B	$0.16		$0.01

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,900		37,750
Diluted	38,077		37,873

(Unaudited)	Fiscal Year Ended
(Amounts in Thousands, except per share data)	June 30, 2012		June 30, 2011
Net Sales	$1,142,061	100.0%	$1,202,597	100.0%
Cost of Sales	932,106	81.6%	1,008,005	83.8%
Gross Profit	209,955	18.4%	194,592	16.2%
Selling and Administrative Expenses	188,148	16.5%	191,167	15.9%
Restructuring Expense	3,418	0.3%	1,009	0.1%
Operating Income	18,389	1.6%	2,416	0.2%
Other Income (Expense), net	(687)	0.0%	2,021	0.2%
Income Before Taxes on Income	17,702	1.6%	4,437	0.4%
Provision (Benefit) for Income Taxes	6,068	0.6%	(485)	0.0%
Net Income	$11,634	1.0%	$4,922	0.4%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.29		$0.12
Class B	$0.31		$0.14
Diluted Earnings Per Share:
Class A	$0.29		$0.12
Class B	$0.31		$0.14

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,881		37,726
Diluted	38,087		37,873

Condensed Consolidated Statements of Cash Flows	Fiscal Year Ended
(Unaudited)	June 30,
(Amounts in Thousands)	2012	2011
Net Cash Flow provided by Operating Activities	$59,019	$21,349
Net Cash Flow used for Investing Activities	(25,713)	(33,727)
Net Cash Flow used for Financing Activities	(7,670)	(7,670)
Effect of Exchange Rate Change on Cash and Cash Equivalents	(1,848)	6,115
Net Increase (Decrease) in Cash and Cash Equivalents	23,788	(13,933)
Cash and Cash Equivalents at Beginning of Period	51,409	65,342
Cash and Cash Equivalents at End of Period	$75,197	$51,409

	(Unaudited)
Condensed Consolidated Balance Sheets	June 30, 2012	June 30, 2011
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$75,197	$51,409
Receivables, net	139,467	149,753
Inventories	117,681	141,097
Prepaid expenses and other current assets	44,636	50,215
Assets held for sale	1,709	2,807
Property and Equipment, net	186,099	196,682
Goodwill	2,480	2,644
Other Intangible Assets, net	6,206	7,625
Other Assets	22,041	24,080
Total Assets	$595,516	$626,312

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$14	$12
Accounts payable	137,423	149,107
Dividends payable	1,843	1,835
Accrued expenses	48,460	66,316
Long-term debt, less current maturities	273	286
Other	21,275	21,357
Share Owners' Equity	386,228	387,399
Total Liabilities and Share Owners' Equity	$595,516	$626,312

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Fiscal Year Ended
(Unaudited)	June 30,		June 30,
(Amounts in Thousands)	2012	2011	2012	2011
Interest Income	$89	$233	$430	$820
Interest Expense	(12)	(11)	(35)	(121)
Foreign Currency/Derivative Gain (Loss)	(323)	69	568	(1,208)
Gain (Loss) on Supplemental Employee Retirement Plan Investment	(498)	98	(3)	3,064
Impairment Loss on Private Equity Investment	(715)	—	(715)	—
Impairment Loss on Convertible Debt Securities	—	(1,216)	—	(1,216)
Gain (Loss) on Stock Warrants	(463)	1,036	(526)	1,041
Other Non-Operating Expense	(173)	(76)	(406)	(359)
Other Income (Expense), net	$(2,095)	$133	$(687)	$2,021

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Net Sales excluding Sales to Bayer AG
	Three Months Ended
Kimball International, Inc.	June 30,		Variance
	2012	2011	$	%
Net Sales, as reported	$290,108	$282,823	$7,285	3%
Net Sales to Bayer AG	1,023	11,538	(10,515)	(91%)
Net Sales excluding Sales to Bayer AG	$289,085	$271,285	$17,800	7%

Electronic Manufacturing Services Segment

Net Sales, as reported	$164,852	$163,128	$1,724	1%
Net Sales to Bayer AG	1,023	11,538	(10,515)	(91%)
Net Sales excluding Sales to Bayer AG	$163,829	$151,590	$12,239	8%

Operating Income (Loss) excluding Restructuring Charges
	Three Months Ended
Kimball International, Inc.	June 30,
	2012	2011
Operating Income (Loss), as reported	$11,163	$(1,239)
Pre-tax Restructuring Charges	930	456
Adjusted Operating Income (Loss)	$12,093	$(783)

Electronic Manufacturing Services Segment

Operating Income, as reported	$5,925	$630
Pre-tax Restructuring Charges	338	431
Adjusted Operating Income	$6,263	$1,061

Net Income excluding Restructuring Charges
	Three Months Ended
Kimball International, Inc.	June 30,
	2012	2011
Net Income, as reported	$6,077	$284
After-tax Restructuring Charges	558	275
Adjusted Net Income	$6,635	$559

Electronic Manufacturing Services Segment

Net Income, as reported	$4,057	$1,273
After-tax Restructuring Charges	202	260
Adjusted Net Income	$4,259	$1,533

Earnings Per Class B Diluted Share excluding Restructuring	Three Months Ended
Charges	June 30,
	2012	2011
Earnings per Class B Diluted Share, as reported	$0.16	$0.01
Impact of Restructuring Charges per Class B Diluted Share	0.02	0.01
Adjusted Earnings Per Class B Diluted Share	$0.18	$0.02